SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                         (Amendment No. _____)*

                              Flair Corporation
     _______________________________________________________________
                              (Name of Issuer)



                                Common Stock
     ________________________________________________________________
                         (Title of Class of Securities)



                                  33848P10
     _________________________________________________________________
                              (CUSIP Number)



Check the following box if a fee is being paid with this statement   X  .  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                    (Continued on following page(s))

                         Page 1 of   6   Pages


CUSIP No. 33848P10                      13G       Page   2   of   6   Pages

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Dreyfus Corporation:  13-5673135

__________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) _____
                                                                 (b) _____

__________________________________________________________________________
3.   SEC USE ONLY



__________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

___________________________________________________________________________

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER

               -0-

___________________________________________________________________________
     6.   SHARED VOTING POWER

               343,000

___________________________________________________________________________
     7.   SOLE DISPOSITIVE POWER

               -0-

___________________________________________________________________________
     8.   SHARED DISPOSITIVE POWER

               343,000

___________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               343,000

___________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



___________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.17%

___________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IA

___________________________________________________________________________





                         * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 33848P10                      13G       Page   3   of   6   Pages

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Dreyfus New Leaders Fund,Inc.:  13-3272460

__________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) _____
                                                                 (b) _____

__________________________________________________________________________
3.   SEC USE ONLY



__________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland

___________________________________________________________________________

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER

               -0-

___________________________________________________________________________
     6.   SHARED VOTING POWER

               291,000

___________________________________________________________________________
     7.   SOLE DISPOSITIVE POWER

               -0-

___________________________________________________________________________
     8.   SHARED DISPOSITIVE POWER

               291,000

___________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               291,000

___________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



___________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.24%

___________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IV

___________________________________________________________________________





                         * SEE INSTRUCTION BEFORE FILLING OUT!

Schedule 13G                                                Page 4 of 6 Pages

Item 1

          (a)  Name of Issuer

               Flair Corporation

          (b)  Address of Issuer's Principal Executive Offices

               4647 S.W. 40th Avenue
               Ocala, Florida  34474

Item 2

          (a)  Name of Person Filing

          a.   The Dreyfus Corporation
          b.   Dreyfus New Leaders Fund, Inc.

          (b)  Address of Principal Business Office
          a.   200 Park Avenue, New York, NY  10166
          b.   144 Glenn Curtiss Blvd., Uniondale, NY  11556

          (c)  Citizenship

          a.   New York
          b.   Maryland

          (d)  Title of Class of Securities

          a.   Common Stock


          (e)  CUSIP Number

               33848P10

Item 3    The person filing is an

          (e) Investment Company registered under Section 8 of the Investment Company Act (Dreyfus New Leaders Fund, Inc.)

          (d) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940. (The Dreyfus Corporation)

Item 4    Ownership

          (a)  Amount Beneficially Owned

               a.  343,000
               b.  291,000

          (b)  Percent of Class

               a.  6.17%
               b.  5.24%

          (c)  Number of shares as to which such person has

                                                            cont...

Schedule 13G                                                Page 5 of 6 Pages


               (i)    sole power to vote or direct the vote:

                              -0-

               (ii)   shared power to vote or direct the vote:

                              644,300

               (iii)  sole power to dispose or to direct the disposition of:

                              -0-

               (iv)   shared power to dispose or to direct the disposition of:

                              644,300

Item 5         Ownership of Five Percent or Less of a Class

               N/A


Item 6         Ownership of More than Five Percent on Behalf of Another Person

               *


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               N/A


Item 8         Identification and Classification of Members of the Group

               N/A


Item 9         Notice of Dissolution of Group


               N/A

Item 10        Certification

                    By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





                                                            cont...

Schedule 13G                                                Page 6 of 6 Pages




Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 1994
__________________________________________________
Date



Daniel C. Maclean
__________________________________________________
Signature



Daniel C. Maclean, Vice President and
General Counsel of The Dreyfus Corporation
__________________________________________________
Name/Title


Christine Pavalos
__________________________________________________
Signature

Christine Pavalos,  Assistant Secretary of Dreyfus
                    New Leaders Fund, Inc.
__________________________________________________
Name/Title


* The Dreyfus Corporation is investment adviser to other investment companies, each of which owns less than 5% of the issuer's securities, that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities listed herein.